Ironclad Investments LLC

Code of Ethics

Table of Contents

Table of Contents	2
Code of Ethics	3
Standard of Conduct	3
Insider Trading	3
Definition of an Insider	3
Definition of Material Information	4
Definition of Non-Public Information	4
Penalties for Insider Trading	4
Procedures to Implement Insider Trading Policy	4
Resolving Issues Concerning Insider Trading	5
Personal Trading Procedures	5
Transaction Reports	5
Holdings Reports	6
Exceptions from Personal Trading Procedures	6
Confidentiality of Records	6
Required Reporting	6
Safeguarding Confidential Client Information	7
Gifts and Entertainment	8
Outside Business Activity	8
Books & Records	8
Certification	8
Reporting Violations	8
Acknowledgement of Code of Ethics	9
Personal Transactions	10
Pre-Clearance Request Form	10
Board Membership	11
Pre-Approval Request Form	11

Ironclad Code of Ethics	Page 2 of 11

Code of Ethics

Standard of Conduct

All officers, directors, employees or any other associated persons are required to act with the highest level of ethical standards in order to ensure that Ironclad Investments LLC (“Ironclad”) fulfills its fiduciary duty to its clients and complies with the rules and regulations of the Investment Advisers Act of 1940.  Ironclad has a duty to exercise its authority for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients.  Ironclad and its related persons must avoid any circumstances that will adversely affect its duty of loyalty to its clients.  Furthermore, any circumstances that could potentially present a conflict of interest require proper disclosure.

Accordingly, Ironclad has adopted this Code of Ethics (hereinafter referred to as the “Code”) in compliance with the provisions of the Investment Advisers Act of 1940.  This Code outlines the policies and procedures of Ironclad in order to avoid any conflict of interest.  All personnel of Ironclad are required to adhere to the provisions outlined within this Code as a condition of employment with Ironclad.  All personnel are required to report any violation of this Code to Ironclad’s Chief Compliance Officer (hereinafter referred to as the “CCO”).  If you have any questions regarding this Code or the applicability of its provisions, you are urged to contact Ironclad’s CCO.

Insider Trading

Ironclad forbids any officer, director, employee or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988.  This conduct is frequently referred to as “insider trading.”  This policy applies to every officer, director, employee and other associated persons and extends to activities within and outside their duties at Ironclad.  This agreement must be read and signed by all officers, directors, employees and other associated persons.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider on the basis of material non-public information
•	Trading by a non-insider on the basis of material non-public information, where the information was disclosed or misappropriated in violation of an insider’s duty
•	Communicating material non-public information to others

Definition of an Insider

The term “insider” is broadly defined.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider.”  A temporary insider can include, among others, attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  If a client expects Ironclad to keep non-public information confidential, and the relationship implies such a duty, then Ironclad will be considered an insider.

Ironclad Code of Ethics	Page 3 of 11

Definition of Material Information

Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally is defined as information that a reasonable investor would likely consider important in making their investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business.

Definition of Non-Public Information

Information is considered to be non-public until it has been effectively communicated to the marketplace.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation.  Penalties include:

•	Civil injunctions
•	Treble damages
•	Disgorgement of profits
•	Jail sentences
•	Fines for the person who committed the violation
•	Fines for the employer or other controlling person

In addition, any violation of this policy can be expected to result in serious sanctions, including dismissal of the persons involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the officers, directors, employees and other associated persons in avoiding insider trading violations:

•	Identify Insider Information
•	Is the information material? Would an investor consider it important in making investment decisions? Would the information substantially affect the market price of the security?
•	Is the information non-public?
•	Has the information been effectively communicated to the market place?

Ironclad Code of Ethics	Page 4 of 11

If, after considering the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, follow these procedures:

•	Immediately report the matter to the CCO
•	Do not purchase, sell or recommend the securities for anyone, including Ironclad clients
•	Do not communicate the information to anyone other than the CCO
•	The CCO will determine the proper course of action

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, the issues must be discussed with the CCO before trading or communicating the information to anyone.

Personal Trading Procedures

The purchase or sale of any security is forbidden if the transaction is executed with the intention of buying or selling on a price change that may be caused by a transaction made on behalf of any accounts for which Ironclad acts as Investment Advisor.

Personal transactions in any Reportable Security (defined below), Initial Public Offering or Private Placement are prohibited without the express written consent from the CCO (or other designated officer or employee) prior to execution.

A Reportable Security is any security, as that term is defined in Section 202(a) of the Investment Advisers Act of 1940, except the following:

•	Direct obligations of the US Government
•	Cash equivalents, such as CDs, commercial paper, or other high quality short-term debt instruments
•	Money market funds
•	Unaffiliated mutual funds
•	Unit investment trusts if the trust invests exclusively in unaffiliated mutual funds

All employees of Ironclad who have access to client investment recommendations prior to execution (access persons), as well as all officers and directors, are required to submit reports to the CCO or other designated agent for review in order to determine whether their investment activity conflicts with the best interests of its clients.  Reports must include every account in which the access person, and any member of their household, has direct or indirect ownership and control.

Transaction Reports

Access persons are required to submit a record of all personal transactions for each quarter.  Reports must be submitted no later than 30 days following the end of each calendar quarter and shall include the name of the security, ticker or CUSIP number, nature of the transaction, date of the transaction, quantity, price, interest rate, maturity date, principal amount and broker/dealer or other entity through which the transactions were effected.  The date the report is submitted is also required.

Ironclad Code of Ethics	Page 5 of 11

In lieu of a separate report, access persons may submit copies of account statements or transaction confirmations provided that such statements/confirmations contain all of the required information.

Holdings Reports

At the time a person becomes an access person, they must, within 10 days, submit detailed information regarding all reportable securities, including name of security, type of security, ticker or CUSIP number, quantity of shares, market value, the name of the bank or broker/dealer holding the securities, and the date the report is submitted.  Holdings reports must also include securities held in certificate form and private placement investments.  Access persons must submit updated holdings reports at least once each calendar year.  Holdings Reports must be current as of a date not more than 45 days from the date of submission.

To the extent that access persons provide all of the required information to fulfill the Transaction Reports requirement, duplication of such information is not required. However, in order to rely on this provision, access person must still submit, in a timely manner, a signed acknowledgement indicating that the information provided is accurate and complete.

Exceptions from Personal Trading Procedures

•	Direct obligations of the US Government
•	Money market instruments
•	Money market funds
•	Open-end mutual funds (provided that Ironclad is not the investment advisor to the fund)
•	Variable insurance product sub-accounts (provided that the underlying investment is an unaffiliated mutual fund)
•	Transactions effected in an automatic investment plan (initial purchase requires reporting)

Confidentiality of Records

All reports and records maintained pursuant to the Code are confidential.  These records will be used as outlined in the Code to monitor adherence to the Code.

Required Reporting

In order to maintain current and accurate registrations, Ironclad’s advisory personnel must promptly report to the CCO the following items:

•	The intent to render investment advice for a fee to any individual outside the normal course of their employment with Ironclad
•	A charge, conviction or pleading of guilty or “no contest” to a felony in any court of law

Ironclad Code of Ethics	Page 6 of 11

•
A charge, conviction or pleading of guilty or “no contest” to a misdemeanor related to investments, an investment-related business, fraud, false statements, omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses in any court of law

•	Findings from the SEC, the Commodity Futures Trading Commission or any other federal/state regulatory agency that has:
o	Found that they have made a false statement, omission or behaved in a manner deemed to be dishonest, unfair or unethical
o	Determined that they have been involved in a violation of its respective rules, regulations or statutes
o	Found that they have been the cause of an investment-related business having its authorization to do business, denied, suspended, revoked, or restricted
o	Entered a disciplinary order against the individual in connection with investment-related activity
o	Imposed a monetary penalty or ordered such person to cease and desist from any activity
o	Denied, suspended or revoked the representative’s registration/license or otherwise prevented/restricted the representative from associating with an investment-related business
•	Any suspension or revocation of any professional or investment-related license or designation by any court, regulatory body or any other entity
•	Edicts by any court of law that:
o	Involve a violation of investment-related statutes or regulations
o	Are brought forth by state/federal financial regulators or deal with an investment-related civil action
•
Arbitration claims alleging damages in excess of $2,500 involving any investment or an investment-related business activity, including fraud, false statements, omissions, theft, embezzlement, wrongful taking of property, bribery, forgery, counterfeiting, extortion or any other unethical practice

•
When representatives are the subject of a civil or administrative proceeding involving any investment-related business activity, including fraud, false statements, omissions, theft, embezzlement, wrongful taking of property, bribery, forgery, counterfeiting, extortion or any other unethical practice

•	Any proceeding that may result in the required reporting of any of the above items

Safeguarding Confidential Client Information

Confidential client information is non-public information and is subject to the policies and procedures outlined within this Code.  This information may only be disclosed when the disclosure is appropriate or is directed by the client.  Third parties are not entitled to this information unless it is necessary to disclose this information in order to provide a service that the client has authorized.  Regulatory authorities and law enforcement officials are not viewed as third parties in this context.  Ironclad is compelled to disclose Confidential Client Information should it be requested by regulatory authorities or law enforcement officials.

Ironclad Code of Ethics	Page 7 of 11

Gifts and Entertainment

Ironclad employees are prohibited from offering or accepting gifts that would lead to any conflict of interest with any client or potential client.  Gifts of extraordinary or extravagant nature may not be given or received.  In the event that any gift of an extraordinary or extravagant nature is received, the employee should immediately notify the Chief Compliance Officer to determine whether the gift should be declined or returned.  The Chief Compliance Officer  shall record gifts given and received on a log, retained among the firm's central compliance files.

Gifts of nominal value and those that are customarily part of normal business operations, such as meals and entertainment, may be appropriate.

Outside Business Activity

All officers, directors, employees or other associated persons of Ironclad are required to disclose annually any board position they hold for a foundation, endowment, charity or similar organization.  Prior approval from the Chief Compliance Officer for a board position on a publicly traded company is required.  Furthermore, if any organization that an employee sits on the board for has the potential to be managed by Ironclad, the board position must be pre-approved by the CCO.

Books & Records

Ironclad will retain copies of the following documents:

•	All versions of the Code
•	All written certifications of personnel relating to the Code
•	All approvals of personal securities transactions
•	All personal securities transactions reports

These records will be retained for two years in Ironclad’s principal office and for an additional 3 years in an easily accessible location.

Certification

All personnel will certify in writing receipt of the Code, their understanding of the Code and an agreement to abide by the Code’s provisions.  Thereafter, on an annual basis all personnel will certify in writing that they have complied with the requirements of the Code.

Reporting Violations

All personnel are required to promptly report all violations of this Code to Ironclad’s CCO.  Retaliation against personnel that have acted in good faith when reporting suspected violations is not permitted.  If the CCO believes that a violation of the Code has occurred, the CCO will present their findings to senior management so that they may conclusively determine whether a violation occurred and what, if any, action should be taken.

Ironclad Code of Ethics	Page 8 of 11

Ironclad Investments LLC
Acknowledgement of Code of Ethics

As an Investment Advisor registered with the Securities and Exchange Commission, Ironclad Investments LLC is required to provide each supervised person with a copy of the firm’s Code of Ethics, including any material revisions or amendments.  Each supervised person is required to acknowledge receipt of such documents.

By affixing your signature below, you acknowledge that you have read and understand the foregoing policies and will comply in all respects with such policies.  Furthermore, you acknowledge that you understand that the rules set forth in this policy will be enforced and that your failure to comply with the policies outlined within the firm’s Code of Ethics may result in disciplinary action against you that may include fines, sanctions, suspension and termination.

Print Name

Signature

Title

Date

Ironclad Code of Ethics	Page 9 of 11

Ironclad Investments LLC
Personal Transactions
Pre-Clearance Request Form

I intend to execute the following transaction:

Date:
Security:
Buy/Sell:
Number of Shares:
Price:
Principal:

Print Name	Signature

To be completed by the Chief Compliance Officer or other individual authorized to approve personal securities transactions:

Authorized: [   ] Unauthorized: [   ]

Comments:

Print Name	Signature

Title	Date

A separate request form is required for each transaction

Ironclad Code of Ethics	Page 10 of 11

Ironclad Investments LLC
Board Membership
Pre-Approval Request Form

Board Information

Date:
Employee Name:
Board Name:
Membership Title:
Type of Board:
Starting Date of Board Membership:
Proposed Board Term:
Reason for Joining Board:

Print Name	Signature

To be completed by the Chief Compliance Officer or other individual authorized to approve personal securities transactions:

Authorized: [   ] Unauthorized: [   ]

Comments:

Print Name	Signature

Title	Date

A separate request form is required for each board membership

Ironclad Code of Ethics	Page 11 of 11